                         Exhibit 99.1

NEWS RELEASE

PeopleSupport Announces Over-Allotment Exercise for 603,000 Shares

LOS ANGELES, CA (October 26, 2004) - PeopleSupport, Inc. (Nasdaq: PSPT), an offshore business process outsourcing (BPO) provider that offers customer management services for U.S.-based clients from its facilities in the Philippines, today announced that the underwriters of PeopleSupport’s initial public offering of common stock have purchased 603,000 additional shares of common stock from PeopleSupport pursuant to their over-allotment option.

Including the over-allotment shares, PeopleSupport has issued and sold a total of 5,348,727 shares in the offering. An additional 2,072,455 shares were sold on behalf of certain selling stockholders of PeopleSupport. PeopleSupport received approximately $31.7 million in net proceeds from the sale, including the 603,000 over-allotment shares. PeopleSupport did not receive any of the proceeds from the sale of common stock by the selling stockholders. The shares have been listed on the NASDAQ National Market under the symbol “PSPT.”

The lead manager of the offering was SG Cowen & Co. Piper Jaffray & Co., A.G. Edwards and JMP Securities acted as co-managers. Copies of the final prospectus can be obtained by contacting the SG Cowen & Co., LLC Prospectus Department at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 or through ADP by fax at 631-254-7268. The prospectus is also available on the Securities and Exchange Commission website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PeopleSupport

PeopleSupport, Inc. (Nasdaq: PSPT), is an offshore business process outsourcing (BPO) provider that offers customer management services for U.S.-based clients from its facilities in the Philippines. PeopleSupport is one of the largest outsourced service providers in the Philippines based on the size of its workforce, with over 3,100 college-educated, fluent English speaking Philippine personnel. Headquartered in Los Angeles, California, PeopleSupport provides services to clients in a variety of industries, including travel and hospitality, technology, telecommunications, retail, consumer products and financial services. PeopleSupport also provides accounts receivable management services and is planning to provide other back office processing services.

FOR IMMEDIATE RELEASE

Contacts:

Peter Hargittay
Investor Relations
PeopleSupport, Inc.
310.824.6182 (T)
310.824.6299 (F)
phargittay@peoplesupport.com
www.peoplesupport.com

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